Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kristin Brown, Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America Inc. Announces Third Quarter 2019 Financial Results
Third Quarter Income From Continuing Operations Increased 17.8%;
Fuel Sales Volume Increased 4.3%;
TA Enters IHOP Agreement to Rebrand 94 Restaurants to IHOP Brand
___________________________________________________________________________________
Westlake, OH (November 5, 2019): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the three and nine months ended September 30, 2019.
Andrew J. Rebholz, TA's CEO, made the following statement regarding the 2019 third quarter results:
"Our third quarter operating results reflect continued growth in our business. As compared to the prior year quarter, we posted increases in both total and same site fuel sales volume, both total and same site nonfuel revenues, income from continuing operations and net income (loss), and we also increased our EBITDA. The growth in site level operating expense was largely in line with, and due to, our increased level of nonfuel sales other than for certain increases in maintenance, insurance and property tax expenses. Our selling, general and administrative expense for the 2019 third quarter was largely flat sequentially. We believe our strategy is working, although freight market headwinds somewhat tempered the growth in our business.
"Net income for the third quarter of $1.9 million was a $72.4 million improvement over the prior year third quarter, which included a $72.1 million loss from discontinued operations, net of taxes; discontinued operations aside, we increased income from continuing operations by 17.8% and EBITDA by 1.7% over the prior year third quarter.
"We continued to expand our travel center network during the third quarter, signing franchise agreements for three additional travel centers, bringing the total for 2019 to 10, of which three have started operations under our brands thus far. We have a number of additional potential franchise locations in the pipeline and expect to acquire one operating travel center business and one development parcel of land in the next few months.
"Also, I am pleased to note that we continue to accelerate our restaurant rebranding program pursuant to the franchise development agreement we recently entered with IHOP to rebrand and convert up to 94 of the restaurants at our travel centers to IHOP over the next five years. I believe the introduction of this brand to our travel centers will earn a 20% return on our investment, due in part to increased gasoline sales volume and additional store sales from the anticipated increase in customers visiting our sites.
"The strategy we adopted in May 2018 to refocus our efforts on our core travel center operations, to grow that business and reduce our financial leverage has been successful to date and we expect to continue to pursue this strategy."

The following table summarizes TA's financial results for the three and nine months ended September 30, 2019 and 2018.

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Income (loss) from continuing operations	$1,872	$1,589	$(9,648)	$4,200
Net income (loss)	1,872	(70,481)	(9,648)	(114,483)
Net income (loss) attributable to common stockholders	1,832	(70,514)	(9,737)	(114,604)

Income (loss) per share of common stock from continuing operations attributable to common stockholders (basic and diluted)(1)	$0.23	$0.20	$(1.20)	$0.51
(1) Income (loss) per share of common stock from continuing operations attributable to common stockholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
The following table summarizes TA's non-GAAP financial measures for the three and nine months ended September 30, 2019 and 2018.

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Non-GAAP Measures:(1)
Adjusted income (loss) from continuing operations	$1,872	$1,589	$(11,483)	$(18,552)
Adjusted income (loss) per share of common stock from continuing operations attributable to common stockholders (basic and diluted)(2)	$0.23	$0.20	$(1.43)	$(2.34)
EBITDA	$31,916	$31,393	$76,913	$87,526
Adjusted EBITDA	31,916	31,393	74,460	57,879
(1) Reconciliations from income (loss) from continuing operations, income (loss) per share of common stock from continuing operations attributable to common stockholders and net income (loss), as applicable, the financial measures determined in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measures disclosed herein are included in the supplemental tables below.
(2) Adjusted income (loss) per share of common stock from continuing operations attributable to common stockholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.

Financial Results Commentary
Fuel Sales Volume and Gross Margin. Fuel sales volume for the 2019 third quarter increased by 21.2 million gallons, or 4.3%, as compared to the 2018 third quarter due to the following factors:
•a same site fuel sales volume increase of 18.7 million gallons, or 3.9%, which primarily resulted from improved market conditions and the success of TA's marketing initiatives; and
•an increase of 2.5 million gallons at sites opened since the beginning of the 2018 third quarter.
Fuel revenues for the 2019 third quarter decreased by $98.2 million, or 8.4%, as compared to the 2018 third quarter primarily due to a decrease in market prices for fuel during the 2019 third quarter, which was partially offset by the increase in fuel sales volume.

Fuel gross margin for the 2019 third quarter increased by $2.6 million, or 3.4%, as compared to the 2018 third quarter. Diesel fuel gross margin was essentially flat for the 2019 third quarter as compared to the 2018 third quarter due to a slightly lower diesel fuel gross margin per gallon, which was largely offset by a 5.6% increase in diesel fuel sales volume. The decline in diesel fuel gross margin per gallon primarily was due to the higher cost associated with increased rewards under TA's new loyalty program to incentivize drivers to purchase higher fuel volumes and a reduced benefit realized from biodiesel blending. Gasoline gross margin increased for the 2019 third quarter as compared to the 2018 third quarter primarily as a result of TA managing sales pricing to balance sales volume and profitability.
The following table presents details for TA's fuel sales during the 2019 third quarter as compared to the 2018 third quarter.

(in thousands, except per gallon amounts)	Three Months Ended September 30,
	2019	2018	Change
Fuel sales volume (gallons):
Diesel fuel	431,336	408,403	5.6%
Gasoline	80,343	82,086	(2.1)%
Total fuel sales volume	511,679	490,489	4.3%

Fuel revenues	$1,074,680	$1,172,913	(8.4)%
Fuel gross margin	79,458	76,848	3.4%
Fuel gross margin per gallon	$0.155	$0.157	(1.3)%
Although the U.S. government to date has not retroactively reinstated the federal biodiesel blenders' tax credit for 2018 or 2019, TA believes the U.S. government may do so before the end of 2019. If the federal biodiesel blenders' tax credit is reinstated for 2018 and 2019, TA expects to recognize reductions in fuel cost of goods sold of approximately $35.0 million relating to 2018 and $28.9 million relating to the nine months ended September 30, 2019, in the period the U.S. government enacts the tax credit reinstatement. While TA would recognize a benefit to its fuel cost of goods sold in the period the related legislation is enacted, it typically has taken TA approximately six to eight months to collect the related cash refunds. Although TA believes reinstatement of this credit is possible, TA cannot be certain that the U.S. government will choose to do so. TA has not recognized any amount of the expected federal biodiesel blenders' tax credit for 2018 or 2019.
Nonfuel Revenues and Gross Margin. Nonfuel revenues for the 2019 third quarter increased by $9.5 million, or 2.0%, as compared to the 2018 third quarter due to the following factors:
•an $8.8 million same site increase primarily due to an increase in diesel exhaust fluid sales as a result of newer trucks on the road, and the positive impact of certain of TA's pricing and marketing initiatives. These increases were partially offset by the impact of the planned closure and remodeling of certain full service restaurants; and
•a $0.7 million net increase at sites opened or closed since the beginning of the 2018 third quarter.
Nonfuel gross margin for the 2019 third quarter increased by $4.4 million, or 1.5%, as compared to the 2018 third quarter due to the following factors:
•the $9.5 million increase in nonfuel revenues; and
•a partially offsetting slight decline in the nonfuel gross margin percentage that primarily resulted from a change in the mix of products and services sold.

The following table presents details for TA's nonfuel revenues during the 2019 third quarter as compared to the 2018 third quarter.

(in thousands)	Three Months Ended September 30,
	2019	2018	Change
Nonfuel revenues:
Store and retail services	$196,530	$191,001	2.9%
Truck service	186,430	182,854	2.0%
Restaurant	109,129	108,715	0.4%
Total nonfuel revenues	492,089	482,570	2.0%

Nonfuel gross margin	$294,504	$290,063	1.5%
Nonfuel gross margin percentage	59.8%	60.1%	(30)	pts
Rent and Royalties from Franchisees. Rent and royalties from franchisees revenues for the 2019 third quarter declined by $0.1 million, or 3.6%, as compared to the 2018 third quarter primarily due to the following factors:
•a $0.3 million decline from rent and royalties earned in the 2018 third quarter from two travel centers TA owns and now operates that had been leased to franchisees until September and November 2018;
•a $0.1 million decline from Quaker Steak & Lube, or QSL, franchised restaurants for which the franchise agreements were terminated since the beginning of the 2018 third quarter; and
•a $0.1 million offsetting increase in royalties from travel centers or QSL restaurants added to TA's network during 2019.
Expenses. Site level operating expense for the 2019 third quarter increased by $8.4 million, or 3.6%, as compared to the 2018 third quarter. New sites accounted for $1.3 million of this increase. On a same site basis, site level operating expense increased $7.1 million, primarily due to increased labor costs to support TA's growth in nonfuel revenues, as well as higher maintenance, insurance and property tax expenses. Site level operating expense as a percentage of nonfuel revenues on a same site basis was 48.8% for the 2019 third quarter as compared to 48.2% for the 2018 third quarter. The increase in this percentage primarily reflects higher nonlabor costs such as maintenance, insurance and property taxes; the ratio of labor costs to nonfuel revenues on a same site basis was consistent between the 2019 and 2018 third quarters.
Selling, general and administrative expense for the 2019 third quarter increased by $4.7 million, or 13.2%, as compared to the 2018 third quarter primarily due to a $2.6 million increase in legal costs and increased compensation expense as a result of annual salary increases and increased headcount to support the growth in TA's business.
Real estate rent expense for the 2019 third quarter decreased by $7.2 million, or 10.1%, as compared to the 2018 third quarter primarily as a result of TA's purchase of 20 travel centers from Service Properties Trust (formerly known as Hospitality Properties Trust), or SVC, in January 2019, partially offset by increases that resulted from TA's sales to, and lease back from, SVC of improvements at leased sites during 2018.
Depreciation and amortization expense for the 2019 third quarter increased by $3.7 million, or 18.3%, as compared to the 2018 third quarter primarily due to TA's acquisition of 20 travel centers from SVC in January 2019.
Net Income (Loss) and Adjusted EBITDA. Net income (loss) for the 2019 third quarter improved by $72.4 million, as compared to the 2018 third quarter primarily due to a $72.1 million loss from discontinued operations, net of taxes, during the 2018 third quarter. Adjusted EBITDA for the 2019 third quarter increased by $0.5 million, as compared to the 2018 third quarter primarily as a result of the decrease in real estate rent expense due to the purchase of 20 travel centers from SVC in January 2019.

Growth Strategies
Thus far in 2019, TA has entered into franchise agreements covering 10 travel centers to be operated under TA's travel center brand names; two of these franchised travel centers began operations under one of TA's travel center brands during the nine months ended September 30, 2019, one started in the 2019 fourth quarter to date, and TA anticipates four franchised travel centers to begin by the end of 2019, with the remaining three franchised travel centers expected to be added to TA's network by the end of the 2020 third quarter. In addition, TA has entered into an agreement with one of these franchisees pursuant to which TA expects to add two additional franchised travel centers to its network, one within five years and the other within 10 years.
TA currently has contracts in place for the purchase of an existing travel center business for $11.6 million (expected to close in January 2020) and for a parcel of land for $1.4 million (expected to close in November 2019) on which TA plans to develop a TA Express travel center for approximately $12.6 million.
Thus far in 2019, TA has entered into franchise agreements covering six restaurants to be operated under the QSL brand name; three of these franchised restaurants opened in the 2019 third quarter and TA anticipates the remaining three restaurants will be added to its network by the end of the 2020 first quarter.
On October 28, 2019, TA entered into a multi unit franchise agreement with International House of Pancakes, LLC, or IHOP, in which TA agreed to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants over the next five years, or the IHOP Agreement. Of the 94, TA is obligated to convert the initial 20 full service restaurants to IHOP restaurants with the remaining conversions at its discretion. TA currently operates these full service restaurants under the Iron Skillet or Country Pride brand names. Pursuant to the IHOP Agreement, among other things, TA has agreed to rebrand 15 full service restaurants by the end of 2020, 20 full service restaurants in each of 2021, 2022 and 2023 and 19 full service restaurants in 2024. The average investment per site to rebrand these restaurants is expected to be approximately $1.1 million and TA anticipates a return on its investment of approximately 20%.
Concurrent with entering into the IHOP Agreement, TA entered into a Secured Advance Note with IHOP, or the IHOP Note, pursuant to which it can borrow up to $10.0 million in connection with the costs to convert its full service restaurants to IHOP restaurants.

Conference Call
On Tuesday, November 5, 2019, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended September 30, 2019. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10134934.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's third quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TA's nationwide business includes travel centers located in 44 U.S. states and in Canada, standalone truck service facilities located in two states and standalone restaurants located in 12 states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel fuel and gasoline, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone truck service facilities operate under the "TA Truck Service" brand name. TA's standalone restaurants operate principally under the "Quaker Steak & Lube" brand name.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Fuel	$1,074,680	$1,172,913	$3,175,492	$3,308,744
Nonfuel	492,089	482,570	1,409,045	1,377,887
Rent and royalties from franchisees	3,723	3,863	10,611	12,022
Total revenues	1,570,492	1,659,346	4,595,148	4,698,653

Cost of goods sold (excluding depreciation):
Fuel	995,222	1,096,065	2,944,465	3,074,621
Nonfuel	197,585	192,507	553,351	538,162
Total cost of goods sold	1,192,807	1,288,572	3,497,816	3,612,783

Site level operating expense	241,740	233,344	709,105	685,217
Selling, general and administrative expense	40,178	35,490	116,850	99,464
Real estate rent expense	63,911	71,116	194,094	212,036
Depreciation and amortization expense	24,146	20,407	72,118	62,076

Income from operations	7,710	10,417	5,165	27,077

Interest expense, net	7,048	7,518	21,262	21,963
Other (income) expense, net	(60)	(569)	370	1,627
Income (loss) before income taxes and discontinued operations	722	3,468	(16,467)	3,487
Benefit (provision) for income taxes	1,150	(1,879)	6,819	713
Income (loss) from continuing operations	1,872	1,589	(9,648)	4,200
Loss from discontinued operations, net of taxes	—	(72,070)	—	(118,683)
Net income (loss)	1,872	(70,481)	(9,648)	(114,483)
Less: net income for noncontrolling interest	40	33	89	121
Net income (loss) attributable to common stockholders	$1,832	$(70,514)	$(9,737)	$(114,604)

Net income (loss) per share of common stock attributable to common stockholders(1):
Basic and diluted from continuing operations	$0.23	$0.20	$(1.20)	$0.51
Basic and diluted from discontinued operations	—	(9.07)	—	(14.86)
Basic and diluted	0.23	(8.87)	(1.20)	(14.35)
(1) Net income (loss) per share of common stock attributable to common stockholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures because they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
TA believes that adjusted income (loss) from continuing operations, adjusted income (loss) per share of common stock from continuing operations attributable to common stockholders, EBITDA, adjusted EBITDA, adjusted fuel gross margin and adjusted fuel gross margin per gallon are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's continuing operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance. TA calculates EBITDA as net income (loss) before loss from discontinued operations, interest, taxes, and depreciation and amortization, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
The non-GAAP financial measures TA presents should not be considered as alternatives to net income (loss) attributable to common stockholders, net income (loss), income (loss) from continuing operations, income from operations or income (loss) per share of common stock from continuing operations attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that income (loss) from continuing operations is the most directly comparable GAAP financial measure to adjusted income (loss) from continuing operations; income (loss) per share of common stock from continuing operations attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted income (loss) per share of common stock from continuing operations attributable to common stockholders; net income (loss) is the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA; and that fuel gross margin and fuel gross margin per gallon are the most directly comparable GAAP financial measures to adjusted fuel gross margin and adjusted fuel gross margin per gallon, respectively. The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three and nine months ended September 30, 2019 and 2018.

Calculation of adjusted income (loss) from continuing operations:	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Income (loss) from continuing operations	$1,872	$1,589	$(9,648)	$4,200
Add: Costs of SVC transactions(1)	—	—	458	—
Less: Loyalty award expiration(2)	—	—	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	—	—	3,571
Less: Comdata interest income(4)	—	—	—	(568)
Less: Comdata legal reimbursements, net of expenses(4)	—	—	—	(9,967)
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(23,251)
Add: Net tax impact(6)	—	—	618	7,463
Adjusted income (loss) from continuing operations	$1,872	$1,589	$(11,483)	$(18,552)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

Calculation of adjusted income (loss) per share of common stock from continuing operations attributable to common stockholders (basic and diluted):	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Income (loss) per share of common stock from continuing operations attributable to common stockholders (basic and diluted)	$0.23	$0.20	$(1.20)	$0.51
Add: Costs of SVC transactions(1)	—	—	0.06	—
Less: Loyalty award expiration(2)	—	—	(0.36)	—
Add: Executive officer retirement agreement expenses(3)	—	—	—	0.45
Less: Comdata interest income(4)	—	—	—	(0.07)
Less: Comdata legal reimbursements, net of expenses(4)	—	—	—	(1.25)
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(2.91)
Add: Net tax impact(6)	—	—	0.07	0.93
Adjusted income (loss) per share of common stock from continuing operations attributable to common stockholders (basic and diluted)	$0.23	$0.20	$(1.43)	$(2.34)

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$1,872	$(70,481)	$(9,648)	$(114,483)
Add: Loss from discontinued operations, net of taxes	—	72,070	—	118,683
Income (loss) from continuing operations	1,872	1,589	(9,648)	4,200
(Less) add: (Benefit) provision for income taxes	(1,150)	1,879	(6,819)	(713)
Add: Depreciation and amortization expense	24,146	20,407	72,118	62,076
Add: Interest expense, net	7,048	7,518	21,262	21,963
EBITDA	31,916	31,393	76,913	87,526
Add: Costs of SVC transactions(1)	—	—	458	—
Less: Loyalty award expiration(2)	—	—	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	—	—	3,571
Less: Comdata legal reimbursements, net of expenses(4)	—	—	—	(9,967)
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(23,251)
Adjusted EBITDA	$31,916	$31,393	$74,460	$57,879

Calculation of adjusted fuel gross margin and adjusted fuel gross margin per gallon:	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Fuel gross margin	$79,458	$76,848	$231,027	$234,123
Less: Loyalty award expiration(2)	—	—	(2,840)	—
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(23,251)
Adjusted fuel gross margin	$79,458	$76,848	$228,187	$210,872

Fuel gross margin per gallon	$0.155	$0.157	$0.155	$0.163
Less: Loyalty award expiration(2)	—	—	(0.002)	—
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(0.016)
Adjusted fuel gross margin per gallon	$0.155	$0.157	$0.153	$0.147

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

(1) Costs of SVC Transactions. In January 2019, TA entered transaction agreements with SVC pursuant to which they amended their leases. During the nine months ended September 30, 2019, TA incurred $0.5 million of expenses associated with the amendments of these leases, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(2) Loyalty Award Expiration. During the nine months ended September 30, 2019, TA introduced a new customer loyalty program, UltraONE 2.0. As a result of introducing the new customer loyalty program, certain loyalty awards earned under the program now expire in 10 days for all loyalty members. This update resulted in the immediate expiration of certain loyalty awards upon adoption of the new customer loyalty program, generating $2.9 million of additional revenue during the nine months ended September 30, 2019, $2.8 million of which was recognized to fuel revenues and $0.1 million to nonfuel revenues in TA's consolidated statements of operations and comprehensive income (loss).
(3) Executive Officer Retirement Agreement Expenses. As part of TA's retirement agreement with a certain former officer, TA agreed to accelerate the vesting of previously granted stock awards and make a cash payment. This vesting acceleration and cash payment resulted in additional compensation expense of $3.6 million for the nine months ended September 30, 2018, which was included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(4) Comdata Legal Reimbursements, Net of Expenses and Interest Income. On April 9, 2018, the Court of Chancery of the State of Delaware entered its final order and judgment with respect to TA's litigation with Comdata Inc., or Comdata, or the Order. Pursuant to the Order, Comdata was required to, among other things, reimburse TA for attorneys' fees and costs, together with interest, in the amount of $10.7 million, which TA collected in April 2018. In addition, during the nine months ended September 30, 2018, TA incurred $0.1 million of legal fees in its litigation with Comdata. The legal reimbursements and expenses were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(5) Federal Biodiesel Blenders' Tax Credit. On February 8, 2018, the U.S. government retroactively reinstated the 2017 federal biodiesel blenders' tax credit. TA's recovery as a result of this tax credit was $23.3 million and was recognized in February 2018 as a reduction to fuel cost of goods sold in TA's consolidated statement of operations and comprehensive income (loss). TA collected this amount during the remainder of 2018.
(6) Net Tax Impact. TA calculated the tax impact of the adjustments described above by using its estimated statutory rate of 25.2% and 24.7% for the three and nine months ended September 30, 2019 and 2018, respectively.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30, 2019	December 31, 2018
Assets:
Current assets:
Cash and cash equivalents	$32,546	$314,387
Accounts receivable, net	133,906	97,449
Inventory	195,202	196,721
Other current assets	27,433	35,119
Total current assets	389,087	643,676

Property and equipment, net	880,058	628,537
Operating lease assets	1,802,394	—
Goodwill	25,259	25,259
Intangible assets, net	21,179	22,887
Other noncurrent assets	100,335	121,749
Total assets	$3,218,312	$1,442,108

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$167,373	$120,914
Current operating lease liabilities	99,217	—
Current SVC Leases liabilities	—	42,109
Other current liabilities	172,799	125,668
Total current liabilities	439,389	288,691

Long term debt, net	321,196	320,528
Noncurrent operating lease liabilities	1,875,062	—
Noncurrent SVC Leases liabilities	—	353,756
Other noncurrent liabilities	53,403	28,741
Total liabilities	2,689,050	991,716

Stockholders' equity (8,085 and 8,080 shares of common stock outstanding as of September 30, 2019 and December 31, 2018, respectively)(1)	529,262	450,392
Total liabilities and stockholders' equity	$3,218,312	$1,442,108
(1) TA's shares of common stock outstanding have been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
SUPPLEMENTAL SAME SITE OPERATING DATA
(dollars and gallons in thousands, unless indicated otherwise)

The following table presents operating data for the periods noted for all of the locations in operation on September 30, 2019, that were operated by TA continuously since the beginning of the earliest period presented, with the exception of three locations TA operates that are owned by an unconsolidated joint venture in which TA owns a noncontrolling interest. This data excludes revenues and expenses at locations TA does not operate, such as rents and royalties from franchisees, the results of TA's discontinued operations and corporate level selling, general and administrative expense. TA does not exclude locations from the same site comparisons as a result of capital improvements to the site or changes in the services offered.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change		2019	2018	Change
Number of same site company operated locations(1)	242	242	—		241	241	—

Diesel sales volume (gallons)	424,443	403,407	5.2%		1,240,628	1,192,249	4.1%
Gasoline sales volume (gallons)	76,079	78,424	(3.0)%		206,848	215,946	(4.2)%
Total fuel sales volume (gallons)	500,522	481,831	3.9%		1,447,476	1,408,195	2.8%

Fuel revenues	$1,048,355	$1,149,629	(8.8)%		$3,079,025	$3,242,172	(5.0)%
Fuel gross margin(2)	78,431	75,944	3.3%		228,637	231,546	(1.3)%
Fuel gross margin per gallon	$0.157	$0.158	(0.6)%		$0.158	$0.164	(3.7)%

Nonfuel revenues	$489,646	$480,895	1.8%		$1,392,143	$1,370,664	1.6%
Nonfuel gross margin	293,700	288,720	1.7%		845,706	834,620	1.3%
Nonfuel gross margin percentage	60.0%	60.0%	—	pts	60.7%	60.9%	(20)	pts

Total gross margin(2)	$372,131	$364,664	2.0%		$1,074,343	$1,066,166	0.8%
Site level operating expense	238,900	231,830	3.0%		696,967	679,534	2.6%
Site level operating expense as a percentage of nonfuel revenues	48.8%	48.2%	60	pts	50.1%	49.6%	50	pts
Site level gross margin in excess of site level operating expense(2)	$133,231	$132,834	0.3%		$377,376	$386,632	(2.4)%
(1) Same site operations for the three months ended September 30, 2019, included 228 travel centers, one standalone truck service facility and 13 standalone restaurants that TA operated since July 1, 2018. Same site operations for the nine months ended September 30, 2019, included 227 travel centers, one standalone truck service facility and 13 standalone restaurants that TA operated since January 1, 2018.
(2) The amount for the nine months ended September 30, 2019, includes $2.8 million of a one time benefit due to the reversal of loyalty award accruals recognized in connection with introducing a revised customer loyalty program, and the amount for the nine months ended September 30, 2018, includes the $23.2 million benefit from the federal biodiesel blenders' tax credit that the U.S. government retroactively reinstated for 2017 in February 2018. The U.S. government has not yet reinstated the federal biodiesel blenders' tax credit for 2018 or 2019.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about improved operating results and increased fuel and nonfuel gross margins may imply that TA's business may be profitable in the future. Further, statements about TA's continued growth in its business may imply that its business will continue to grow in the future and that any such growth will be beneficial to TA. However, TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges. As a result, TA may fail to be profitable, and its business may not continue to grow, in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits. TA may be unable to produce future profits and TA's losses may increase. In addition, any growth in TA's business may not be beneficial to TA and may result in TA realizing losses if the growth is not profitable;
•Statements about TA's success in executing on the strategy it adopted in May 2018 to refocus its efforts on its core travel center operations, to grow that business and reduce its financial leverage and that it expects to continue this strategy. These statements may imply that TA will continue to pursue this strategy and that the strategy will continue to be successful. TA operates in a dynamic business environment and its current strategy may not continue to be successful or as successful as other strategies and TA may fail to execute its strategy or it may decide to pursue other strategies;
•Statements about costs TA has incurred to support its business growth. These statements may imply that these costs will result in TA receiving increased revenues and realizing its expected return on its investments in growing its business. However, these may exceed any increased revenue TA may receive from this growth or result in its returns on its investments in the growth of its business being less than expected;
•Statements about TA's belief that the U.S. government may retroactively reinstate the federal biodiesel blenders' tax credit for 2018 and 2019 before the end of 2019 and the amounts by which that credit may reduce TA's fuel cost of goods sold in the period the U.S. government enacts the tax credit reinstatement. However, the U.S. government may not retroactively reinstate this tax credit at the level TA expects or at all and TA may not realize the reductions in its fuel cost of goods sold that it expects or receive those amounts in accordance with the timing it expects or at all;
•Statements about the franchise agreements TA entered with franchisees pursuant to which TA expects to add TA branded travel centers and restaurants to its network. These franchise agreements are subject to conditions and these franchise arrangements may not occur or may be delayed, and the terms of the arrangements may change;
•Statements about agreements TA has entered into to purchase an existing travel center and a parcel of land. These statements may imply that TA will purchase these properties. However, those agreements are subject to conditions; as a result, those acquisitions may not occur, may be delayed or their terms may change;
•Statements about TA's expected costs to develop a TA Express travel center on a parcel of land that it has agreed to purchase. As noted above, TA's purchase of this land is subject to conditions. Further, development projects can be difficult, time consuming and more expensive than anticipated and involve risks of financial losses. TA's costs for developing this land, if it completes its purchase of this land, may cost more and take longer to complete than TA currently expects; and
•TA entered into a multi unit franchise agreement with IHOP to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants. However, TA is only obligated to convert the initial 20 full service restaurants to IHOP with the remaining conversions at TA's discretion. TA may fail to convert those 20 initial restaurants and may determine not to convert some or all of the remaining 74 restaurants. The timing and costs for these conversions may exceed TA's expectations and TA may fail to complete these conversions in accordance with the schedule. In addition, TA may not realize the 20% return on investment it is anticipating and it may incur losses with respect to these conversions.

The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, which have been or will be filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.

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